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                                                                   Exhibit 10(v)

August 19, 2002

David Barber
28 Quail Ridge
Avon, CT. 06001

Dear David,

This letter will confirm our discussion regarding your termination from the position of Senior Vice President, Marketing, effective August 19, 2002. Moreover, this letter will further serve as our Agreement on the terms and conditions of your separation from ADVO, Inc. (herein referred to as "Company") and the benefits that will be provided to you. Your last day worked is August 19, 2002.

I.    Separation Benefits

      If you sign and return this Agreement as provided herein, you will receive the benefits described below. If you do not sign and return this Agreement by October 15, 2002, you will receive the benefits described in Attachment A, which is made part of this Agreement.

      1. Effective immediately, you will be placed on inactive wage continuation pay status for a period of up to 65 weeks. While on inactive pay status, you will be paid on each regular pay date throughout this period at your current rate of pay. If you were participating in the Company's medical, dental, group universal life, dependent life, or Employee Stock Purchase plans on your last day worked, you may continue such participation up to the date your wage continuation ends (provided you make any required associate contributions). In addition, your company paid supplemental executive benefits including long-term disability, long-term care and the medical supplement, will continue for the duration of the wage continuation period described herein. You will continue to be covered by the Company's basic group life insurance plan. Matching employer Social Security contributions will be made on your behalf throughout this period as well. During this wage continuation, you will not be eligible for the Company's short-term and long-term disability benefits plans, workers' compensation, vacation accrual, auto allowance or making further savings plan contributions beyond your termination date of August 19, 2002. Any earned vacation pay you have not taken will be paid in a lump sum and added to your last wage continuation payment.

      2. The Company will provide outplacement for you with a counselor from Drake, Beam, Morin. Human Resources will personally coordinate your outplacement activities including the monitoring of reference inquiries from prospective employers.

            All reference inquires will be directed to Scott Esposito, Vice President, Human Resources or his successor. He will limit the disclosure of information to David Barber's position held and dates of employment.

            Employee and employer will not knowingly take any action or make any statements, written or oral, which would disparage or defame the goodwill, reputation, image or commercial interest of the other.
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Page Two
David Barber
August 19, 2002


      3. If you obtain other employment during your period of inactive wage continuation you must notify the Company of such employment. In this case, any remaining wage continuation, which would otherwise have been made, (from the date of new employment through the end of the wage continuation period described in paragraph 1) will be paid out in a lump sum. At that time, continuation of benefits, including the supplemental executive benefits, will cease.

      4. You will not be eligible to receive bonus payments under the incentive compensation plan for 2002 or beyond. In addition, you will not receive any further stock option grants. As long as you are on the wage continuation status described above, all stock options shall continue to vest on their normal schedule. When you leave inactive wage continuation status, all vesting shall cease. You will have three months after that date in which to exercise any outstanding, vested options. You can contact the Legal Department at 860-285-6120 directly for more information about stock-related matters.

      5. Within 14 days of the end of your wage continuation period, you will receive notification of your rights under COBRA legislation to elect continuation of group coverage under the Company's medical and/or dental plans. Additionally, you may have the option to convert your group medical coverage to an individual policy basis at the expiration of the COBRA continuation period. You will have up to 31 days to convert your group basic and universal life insurance to an individual policy basis. You will receive the written COBRA notice from the ADP COBRA Department and may inquire to them about details regarding these privileges at 800-526-2721.

II.   Nonadmission By Company

      This Agreement shall not constitute, operate or be construed as an admission that the Company violated any federal, state or local statute, law, order, ordinance or regulation or any right founded or defined in any applicable constitutional or statutory provision, common law, contract or public policy. The Company expressly denies any and all allegations of unlawful and/or wrongful conduct arising out of or in connection with the Company's employment of you and/or the termination of your employment.

III.  Release & Waiver

      In exchange for the consideration provided in Section I, to which you are otherwise not entitled, you agree to all of the terms and conditions as defined in this Section.

      1. You affirm that your leaving ADVO is not caused by any act of discrimination by ADVO, its employees, officers or directors, past or present. You agree not to make or file any claims or charges of any kind against ADVO before any agency, court or other forum. You agree to release ADVO from any claim, known or unknown, arising in any way from any actions taken by ADVO, up to the date of the signing of this Agreement. This includes, but not limited to, any claim for wrongful discharge, breach of contract or other common law claims, or under any Federal, State or local statute or regulation including, but not limited to, Title VII of the Civil Rights Act of 1964 as Amended, 42 U.S.C. 2000E et. seq.; the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. 1001 et. seq.; the Age Discrimination in Employment Act, as amended, the Civil Rights Act of 1991, or any claims for attorney's fees, expenses, or costs of litigation. This release and waiver also includes claims that you suffered any other harm by or through the actions of the Company, including, but not limited to, claims for defamation or emotional distress.
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Page Three
David Barber
August 19, 2002

      2. This Release covers all claims based on any facts or events, whether known or unknown by you, which occurred on or before the effective date of this Agreement.

      3. This Release does not include, however, a release of your rights to any standard benefits to which you may be entitled in accordance with the terms of the Company employee benefit plans in which you participated, and does not include release of your right to enforce this agreement and the obligations thereunder.

      4. The "Release" set out in this section of the Agreement is an essential and material part of this Agreement. If any portion of the Release is determined to be illegal or unenforceable, the remaining portions of such Release shall remain in full force and effect. If you file a lawsuit, charge, complaint, or other claim asserting any claim or demand which is within the scope of such Release, the Company (whether or not such claim is valid) shall be entitled to cancel any and all future obligations under this Agreement and recoup the value of all payments and benefits paid hereunder, together with the Company's costs and attorneys' fees.

IV.   Agreements Made By You

      1. You will return to the Company all Company Information, reports, files, memoranda, records, credit cards, cardkey passes, door and file keys, software and other property which you received or prepared or helped to prepare in connection with your employment. You have not and will not retain any copies or excerpts thereof. The term "Company Information" as used in this Agreement means: (a) confidential information including, without limitation, information received from third parties under confidential conditions; (b) information subject to the Company's attorney-client or work-product privilege; and (c) other technical, scientific, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Company's interest or competitive posture.

      2. You acknowledge that you have acquired valuable and sensitive Company Information and that such Company Information has been disclosed to you in confidence and for the Company's use only. Your former responsibilities frequently involved highly sensitive Company information entrusted to you. You agree that you: (1) will continue to keep such Company Information confidential at all times; (2) will not disclose or communicate Company Information to any third party; and (3) will not make use of Company Information on your own behalf, or on behalf of any third party. When Company Information becomes generally available to the public other than by your acts or omissions, it is no longer subject to the restrictions in this paragraph.
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Page Four
David Barber
August 19, 2002


      3. This Agreement supersedes all other Agreements or understandings, written or oral, that you may have with ADVO, Inc. on the subject matter discussed above, except that the Non-Compete Agreement between you and ADVO shall remain in full force and effect pursuant to its terms.

      4. You agree that the provisions of this Agreement are severable and divisible. In the event any portion of this Agreement is determined to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. This is the entire Agreement between you and the Company. The Company has made no promises to you other than those in this Agreement.

V.    Arbitration/Dispute Resolution

      Any dispute arising between the Company and you with respect to the performance or interpretation of this Agreement shall be submitted to arbitration in Hartford, Connecticut, for resolution. It shall be done in accordance with the rules of the American Arbitration Association. It will be modified to provide that the decision by the arbitrator shall be binding on the parties, shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based and shall be rendered within ninety (90) days following impanelment of the arbitrator. The losing party shall bear all costs of arbitration. The arbitrator shall be selected in accordance with the rules of the American Arbitration Association. Following a decision by the arbitrator, the successful party will be reimbursed by the other party for all costs or fees paid by the successful party to the American Arbitration Association in relation to the dispute under this Agreement. This Agreement shall be subject to and governed by the laws of the state of Connecticut.

VI.   Execution & Right To Revoke

      1. You acknowledge that you have read this Agreement carefully and fully understand its terms. You have been advised to seek legal counsel and have had an opportunity to do so, and you are executing this Agreement voluntarily and knowingly. You fully understand that signing this Agreement waives all legal claims against ADVO based on any actions taken by ADVO up to the date of the signing of this Agreement.

      2. You have been given twenty-two (22) days to review and consider this Agreement before signing it. You understand and acknowledge that you may use as much of this period as you wish prior to signing.
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Page Five
David Barber
August 19, 2002


      3. If this Agreement is signed by you and returned to the Company within the time specified in Paragraph 2 above, you may revoke this Agreement within seven (7) business days of the date of your signature. Revocation can be made by delivering a written notice of revocation to, Scott Esposito, Vice President, Human Resources at ADVO, Inc., Human Resources, One Univac Lane, Windsor, CT 06095. For this revocation to be effective, written notice must be received by him no later than close of business on the seventh (7th) business day after you sign this Agreement. If you revoke this Agreement, it shall not be effective or enforceable and you will not receive the benefits described in Paragraph I. If you have received any benefits, the cash equivalent value of such benefits must be return to the Company. Revoking this Agreement will not alter the fact that your employment has been terminated.

      4. The effective date of this Agreement shall be seven (7) business days from the date in which this Agreement is signed and dated by you. If the Agreement is not dated then, in that event, the effective date of this Agreement shall be seven (7) calendar days after receipt of the Agreement by the Company.

      YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT WITHOUT DURESS OR COERCION.

                  Accepted and agreed to this 3rd day of October, 2002.

      /s/ DAVID BARBER                  /s/ SCOTT ESPOSITO
      -----------------                 ------------------
      DAVID BARBER                      SCOTT ESPOSITO
      (Associate)                       Vice President, Human Resources
                                        (Company)
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                                  Attachment A

Benefits provided to you in the event you do not sign and return this Agreement:

      1. Effective immediately, you will be placed on inactive wage continuation pay status for a period of up to 4 weeks. While on inactive pay status, you will be paid on each regular pay date throughout this period at your current rate of pay. If you were participating in the Company's medical, dental, group universal life, dependent life, or Employee Stock Purchase plans on your last day worked, you may continue such participation up to the date your wage continuation ends (provided you make any required associate contributions). In addition, your company paid supplemental executive benefits including long-term disability, long-term care and the medical supplement will continue for the duration of the wage continuation period described herein. You will continue to be covered by the Company's basic group life insurance plan. Matching employer Social Security contributions will be made on your behalf throughout this period as well. During this wage continuation, you will not be eligible for the Company's short-term and long-term disability benefits plans, workers' compensation, vacation accrual, auto allowance or making further savings plan contributions beyond your termination date of August 19, 2002. Any earned vacation pay you have not taken will be paid in a lump sum and added to your last wage continuation payment.

      2. If you obtain other employment during your period of inactive wage continuation you must notify the Company of such employment. In this case, any remaining wage continuation, which would otherwise have been made, (from the date of new employment through the end of the wage continuation period described in paragraph 1) will be paid out in a lump sum. At that time, continuation of benefits, including the supplemental executive benefits, will cease.

      3. You will not be eligible to receive bonus payments under the incentive compensation plan for 2002 or beyond. In addition, you will not receive any further stock option grants. As long as you are on the wage continuation status described above, all stock options shall continue to vest on their normal schedule. When you leave inactive wage continuation status, all vesting shall cease. You will have three months after that date in which to exercise any outstanding, vested options. You can contact the Legal Department at 860-285-6120 directly for more information about stock-related matters.

      4. Within 14 days of the end of your wage continuation period, you will receive notification of your rights under COBRA legislation to elect continuation of group coverage under the Company's medical and/or dental plans. Additionally, you may have the option to convert your group medical coverage to an individual policy basis at the expiration of the COBRA continuation period. You will have up to 31 days to convert your group basic and universal life insurance to an individual policy basis. You will receive the written COBRA notice from the ADP COBRA Benefits and may inquire to them about details regarding these privileges, 800-526-2720.